Exhibit 99.1

Cryptyde Inc. Announces 2023 Corporate Priorities

SAFETY HARBOR, Florida, January 4, 2023 (GLOBE NEWSWIRE) — Cryptyde, Inc. (NASDAQ: TYDE), a technology company that is focused on driving growth and innovation through strategic acquisitions and management of technology companies, has announced its corporate priorities for the next 12 months. CEO Brian McFadden stated, “As we enter 2023, we are excited to see our growth and are particularly encouraged by the year-end performance of our newest holding, Forever 8. We believe that by staying focused on driving growth and innovation, we will be well-positioned to succeed in the coming year and beyond.”

Cryptyde currently has two main wholly-owned subsidiaries. Forever 8 is a cash flow management platform for e-commerce sellers, and Ferguson Containers is a provider of complete manufacturing and logistical solutions for product and packaging needs. Cryptyde plans to drive growth and innovation through the strategic expansion and management of these two main subsidiaries.

Corporate priorities for Cryptyde in 2023, which are aimed at bridging the gap Cryptyde believes exists between the value of its business and its value as reflected in the equity markets, include:

1.	Identifying and prioritizing revenue-producing business opportunities and expansions that would be expected to drive growth and success. With a focus on cash flow management and EBIDTA, we will carefully evaluate potential opportunities and select those that align with our long-term objectives and provide the greatest potential for success. This may involve expanding into new markets, launching new products or services, or acquiring complementary businesses.
2.	Developing a strategy for efficiently acquiring capital for long-term growth. This may involve seeking out partnerships, seeking investments or utilizing debt financing. By increasing our access to efficient capital, we will be better positioned to scale our business, particularly Forever 8.
3.	Launching new software as a service (SaaS) products and services that drive revenue and profitability. By offering features from the Forever 8 platform as a service, as well as leveraging our existing infrastructure to launch new products and platforms, we believe we can create significant value for our customers and grow our profit margins.
4.	Identifying and evaluating potential acquisition targets to help us expand our existing business and launch new products and services. We believe that strategic acquisitions can be a powerful tool for driving growth and creating value and we are open to exploring opportunities that align with our long-term objectives and provide potential for success.
5.	Continuously monitoring market conditions and refining our strategy as needed to ensure that we remain competitive and well-positioned for growth. We are committed to staying nimble and responsive to new opportunities and challenges.

CEO Brian McFadden added, “Forever 8 has clearly demonstrated its ability to generate revenue in a very short period of time. We believe that positioned under our corporate guidance, we have a model that can grow into a world class asset that offers beneficial differentiators compared to its competitors.”

About Cryptyde

Cryptyde, Inc. (Nasdaq: TYDE), a technology company that is focused on driving growth and innovation through strategic acquisitions and management of technology companies. Cryptyde currently has two main wholly-owned subsidiaries: Forever 8, a cash flow management platform for e-commerce sellers, and Ferguson Containers, a provider of complete manufacturing and logistical solutions for product and packaging needs. For additional information, please visit http://www.cryptyde.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical fact could be deemed forward looking. Words such as “plans,” “expects,” “will,” “anticipates,” “continue,” “expand,” “advance,” “develop” “believes,” “guidance,” “target,” “may,” “remain,” “project,” “outlook,” “intend,” “estimate,” “could,” “should,” and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based on management’s current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the potential that the expected benefits of Cryptyde’s acquisition of Forever 8 are not achieved; Cryptyde’s inability to successfully achieve its 2023 corporate priorities; achievement of the expected benefits of Cryptyde’s spin-off from Vinco Ventures, Inc.; tax treatment of the spin-off; market and other conditions; the risks that the ongoing COVID-19 pandemic may disrupt Cryptyde’s business more severely than it has to date or more severely than anticipated; unexpected costs, charges or expenses that reduce Cryptyde’s capital resources; Cryptyde’s inability to raise adequate capital to fund its business; Cryptyde’s inability to innovate and attract users for Cryptyde’s products; future legislation and rulemaking negatively impacting digital assets; and shifting public and governmental positions on digital asset mining activity. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Cryptyde’s and Forever 8’s actual results to differ from those contained in the forward-looking statements, see Cryptyde’s filings with the Securities and Exchange Commission (SEC), including the section titled “Risk Factors” in Cryptyde’s Registration Statement on Form 10, as amended, filed with the SEC on May 13, 2022, and Cryptyde’s Registration Statement on Form S-1, as amended, filed with the SEC on November 14, 2022. All information in this press release is as of the date of the release, and Cryptyde undertakes no duty to update this information or to publicly announce the results of any revisions to any of such statements to reflect future events or developments, except as required by law.

For further information, please contact:

Investor Relations

Richard Brown

617-819-1289

investors@cryptyde.com